Exhibit 8.2

BOSTON     CONNECTICUT     NEW JERSEY     NEW YORK     WASHINGTON, DC

[•], 2015

Bridge Bancorp, Inc.
2200 Montauk Highway
Bridgehampton, New York 11932

Community National Bank
200 Middle Neck Road
Great Neck, New York 11021

Dear Ladies and Gentlemen:

We have acted as counsel to Community National Bank, a national banking association (“CNB”) in connection with the proposed merger (the “Merger”) of CNB with and into The Bridgehampton National Bank (“Bridge Bank”), a wholly owned subsidiary of Bridge Bancorp, Inc., a New York corporation (“Bridge Bancorp”), with Bridge Bank as the surviving bank pursuant to the Agreement and Plan of Merger, dated as of December 14, 2014, by and among Bridge Bancorp, Bridge Bank, and CNB (the “Merger Agreement”).  At your request, we are rendering our opinion on the federal income tax consequences of the Merger.  All capitalized terms used herein, unless otherwise specified, have the meanings assigned thereto in the Merger Agreement.

In providing our opinion, we have relied upon the accuracy of the Registration Statement on Form S-4 filed in connection with the Merger by Bridge Bancorp with the Securities and Exchange Commission on [•], 2015 (the “Registration Statement”) and the documents therein serving as the Joint Proxy Statement of CNB and Bridge Bancorp and the Prospectus of Bridge Bancorp included therein (and referred to as the “Joint Proxy Statement-Prospectus”).  We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

We have examined the documents referred to above and the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.  For purposes of this opinion, we have assumed that the Merger will be consummated in the manner described in the Merger Agreement and that the structure of the Merger will not be modified.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.  We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.  The opinion expressed herein is conditioned on the initial and continuing accuracy of the facts, information and representations contained in the aforesaid documents or otherwise referred to above.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative interpretations and judicial precedents as of the date hereof.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the discussion contained in the Joint Proxy-Statement Prospectus under the caption “Material United States Federal Income Tax Consequences of the Merger” insofar as it relates to matters of United States federal income tax law and subject to the qualifications, exceptions, assumptions and limitations contained herein and therein, constitutes a fair and accurate summary under current law of the United States federal income tax consequences of the Merger in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the headings “Material United States Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Joint Proxy Statement-Prospectus constituting a part thereof.

DAY PITNEY LLP